JCM PARTNERS, LLC
a Delaware limited liability company

2006 LONG-TERM INCENTIVE UNIT AWARD PLAN
(Adopted by the Board of Managers on December 8, 2005)
(California 25102(f) and Federal Section 4(2) Plan)

1. PURPOSES OF THE PLAN. The Plan is intended to assist the Company in attracting and retaining Employees of outstanding ability and to promote the identification of their interests with those of the Company. Only Plan Units may be awarded under the Plan.

2. DEFINITIONS. As used herein, the following definitions shall apply:

2.1 “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof. Initially the Administrator shall be the Compensation Committee of the Board. The Board may change the Administrator at any time by a resolution of the Board.

2.2 “Agreement” means a written or electronic agreement between the Company and a Recipient evidencing the terms and conditions of an individual award of Plan Units. The Agreement is subject to the terms and conditions of the Plan. If there is a conflict between the terms of the Plan or the Agreement, the terms of the Plan shall control.

2.3 “Applicable Laws” means the requirements relating to the administration of unit bonus plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, or any stock exchange or quotation system on which the Plan Units are listed or quoted, if any.

2.4 “Board” means the Board of Managers of the Company.

2.5 “Charter Documents” means the Company’s Operating Agreement (including the Certificates of Designations thereto), the Bylaws of the Company and the restrictions on transfer and assignment contained therein and in the Company’s Transfer Application.

2.6 “Class 3 Units” means the Class 3 Units of the Company, the terms of which are set forth in the Certificate of Designations of Class 3 Units.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Committee” means a committee of Managers appointed by the Board in accordance with Section 4 hereof.

2.9 “Company” means JCM Partners, LLC, a Delaware limited liability company and any wholly-owned subsidiaries of the Company.

2.10 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

2.11 “Employee” means any person determined by the Committee to be a full or part-time employee of the Company.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13 “Fair Market Value” means, as of any time, the value of Class 3 Units determined in good faith by the Administrator.

2.14 “Manager” has the meaning in the Operating Agreement.

2.15 “Member” has the meaning in the Operating Agreement.

2.16 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.17 “Operating Agreement” means the Company’s Second Amended and Restated Operating Agreement, dated as of June 21, 2005, as amended from time to time.

2.18 “Plan” means this 2006 Long-Term Incentive Unit Award Plan.

2.19 “Plan Units” means Class 3 Units awarded pursuant to the Plan.

2.20 “Recipient” means an Employee to whom Plan Units have been awarded pursuant to the Plan.

2.21 2.22 2.23 2.24 2.25 2.26	“SEC” means the Securities and Exchange Commission.
“Section 16(b)” means Section 16(b) of the Exchange Act.
“Securities Act” means the Securities Act of 1933, as amended.
“Tax Liabilities” has the meaning in Section 10 below.
“Units” has the meaning in the Operating Agreement.
“U.S.” means the United States of America.

2.27 “Valuation Date” means each date on which Plan Units awarded by the Committee under the Plan to Recipients are issued to the Recipients under the terms of the Agreements, provided the Company notifies the Recipients pursuant to the requirements of the Financial Accounting Standards Board No. FAS 123®, as such may be in effect from time to time. However, in the case of the initial issuance of Plan Units, “Valuation Date” means the date of the Committee’s determination to award Plan Units, subject to the FAS 123® notification requirements.

3. TREATMENT OF UNITS SUBJECT TO THE PLAN.

3.1 Type of Units. Only Class 3 Units may be awarded under the Plan.

3.2 Maximum Number of Units under the Plan. Subject to the provisions of Section 8 of the Plan, the maximum aggregate number of Units which may be awarded under the Plan is 901,521 minus any Units awarded pursuant to Section 2.1.3.2 of the Company’s Operating Agreement outside the Plan. No Member approval of the Plan was required, since Section 2.1.3.2 of the Company’s Operating Agreement provided authority for the Plan and the number of Units covered by the Plan.

3.3 Treatment of Non-Issued Plan Units and Repurchased Plan Units. If Plan Units are not issued under the terms of the Agreements, the non-issued Units shall become available for future awards under the Plan (unless the Plan has terminated). However, Plan Units that have been issued under the terms of the Agreements shall not be returned to the Plan and shall not become available for future distribution under the Plan, even if such Plan Units are repurchased by the Company.

4. ADMINISTRATION OF THE PLAN.

4.1 Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws, including, but not limited to Rule 16b-3 of the Securities Act (at such time as the Company is subject to the Exchange Act).

4.2 Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

4.2.1 to determine the Fair Market Value;

4.2.2 to select the Employees to whom Plan Units may from time to time be awarded hereunder; provided however, that any award shall be in compliance with the Plan, the Charter Documents and Applicable Laws, including but not limited to federal and state securities laws;

4.2.3 to determine the time or times at which awards of Plan Units may be made;

4.2.4 to determine the number of Plan Units to be awarded hereunder to any Employee;

4.2.5 to approve forms of agreement for use under the Plan;

4.2.6 to determine the terms and conditions of any Plan Units awarded hereunder (which terms need not be identical). Such terms and conditions shall include, but are not limited to, issuance provisions, any acceleration of issuance provisions, the right of the Company to repurchase Plan Units that have been issued to Recipients and the responsibility for payment of Tax Liabilities, based in each case on such factors as the Administrator, in its sole discretion, shall determine; and

4.2.7 to construe and interpret the terms of the Plan and Plan Units awarded pursuant to the Plan.

4.3 Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Recipients.

5. ELIGIBILITY; OTHER PROVISIONS.

5.1 Employees Only. Plan Units may be awarded only to Employees.

5.2 Determination of Fair Market Value. The Fair Market Value shall be determined as of the time each Plan Unit is issued to a Recipient.

5.3 No Employment Rights. Neither the Plan nor any Agreement shall confer upon any Recipient any right with respect to continuing the Recipient’s relationship as an Employee with the Company, nor shall they interfere in any way with Recipient’s right or the Company’s right to terminate such relationship at any time, with or without cause.

6. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board. The Plan shall remain in effect until terminated pursuant to Article 9 hereof. The termination of the Plan shall not affect the validity of any Plan Units outstanding on the date of termination.

7. RIGHTS AS A MEMBER.

7.1 Recipient shall become a Member. The issuance of Plan Units under the Plan shall be conditioned upon the Recipient being or becoming a Member in accordance with the terms of the Operating Agreement as of the date of the first issuance of Plan Units to the Recipient.

7.2 Subject to Charter Documents. Therefore, in addition to the terms and restrictions contained in the Plan and any Agreement thereunder, each Recipient and each Plan Unit issued pursuant to the Plan is subject at all times to the terms of the Charter Documents, including but not limited to the restrictions on transfer and assignment contained therein.

7.3 Membership Rights with Respect to Issued Plan Units. Subject to the Company’s right to repurchase issued Plan Units set forth in any Agreement, once Plan Units have been issued to a Recipient, the Recipient shall have all of the rights of a Member with respect to the issued Plan Units, including the right to vote and to receive distributions.

7.4 No Membership Rights for Plan Units not Issued to a Recipient. A Recipient shall not have any membership rights with respect to the non-issued Plan Units until they have been issued to the Recipient in accordance with the terms of an Agreement.

8. CAPITAL ADJUSTMENTS. The number of Units subject to each outstanding Plan Unit award shall be subject to such adjustment or substitution, if any, as the Committee in its sole discretion deems appropriate to reflect such events as distributions, Unit or other security splits, recapitalizations, reclassifications, mergers, consolidations, liquidations, reorganizations, conversions or other similar events of or by the Company.

9. AMENDMENT AND TERMINATION OF THE PLAN.

9.1 Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

9.2 Member Approval. The Board shall obtain Member approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws or the Company’s Charter Documents.

9.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall adversely affect the rights of any Recipient, unless mutually agreed otherwise between the Recipient and the Administrator, which agreement must be in writing and signed by the Recipient and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to the Plan Units awarded under the Plan prior to the date of such termination.

10. WITHHOLDING.

10.1 General. The Company’s obligations under this Plan and any Agreement thereunder shall be subject to the satisfaction by the Recipient of applicable federal, state and local tax withholding requirements (“Tax Liabilities”) prior to the issuance of Plan Units to a Recipient. A Recipient shall satisfy any Tax Liabilities by delivering, in accordance with the applicable Agreement, a cash payment to the Company. If the Recipient fails to satisfy any Tax Liabilities, the Company may satisfy such Tax Liabilities by deducting an amount equal to such Tax Liabilities from any other amount then or thereafter payable to a Recipient or his or her beneficiary or legal representative. At the time of any issuance of Plan Units hereunder, the Company shall provide each Recipient with a notice specifying the amount and timing of the Recipient’s Tax Liability for such issuance.

10.2 Forfeiture of Plan Units intended to be issued to a Recipient for Failure to Satisfy Tax Liabilities. If a Recipient fails to satisfy the Tax Liabilities with respect to a specific issuance of Plan Units by the time the Company is legally obligated to have withheld sufficient funds to satisfy such Tax Liabilities, the Recipient shall forever forfeit the intended issuance of Plan Units pro rata to the extent the Recipient has not satisfied the Tax Liabilities. Any forfeiture shall relate solely to the proposed issuance of Plan Units for which the Tax Liabilities have not been satisfied and shall have no effect on any issuance or proposed issuance of Plan Units for which a Recipient has timely satisfied the Tax Liabilities. The Company shall provide a written notice to a Recipient regarding any such forfeiture.

11. INDEMNIFICATION OF ADMINISTRATOR. In addition to such other rights of indemnification as they may have as Managers, the members of the Administrator shall be indemnified by the Company, to the fullest extent permitted by applicable law in effect on the date on which the Plan is made effective and to such greater extent as applicable law may thereafter from time to time permit, against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Plan Units awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

12. GENERAL PROVISIONS.

12.1 No Other Rights. The establishment of the Plan shall not confer upon any Employee any legal or equitable right against the Company or the Administrator, except as expressly provided in the Plan.

12.2 Non-Permitted Transfers Void. Any Transfer or attempted Transfer of Plan Units, or any rights pertaining thereto, in violation of this Plan or any Agreement thereunder shall be null and void.

12.3 Plan Not an Employment Contract. The Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract between the Company and any Employee. Participation in the Plan shall not give an Employee any right to be retained in the service of the Company.

12.4 No Limit on Ability to Issue other Interests Outside the Plan. The adoption of the Plan shall not be taken to impose any limitations on the powers of the Company to issue interests otherwise than under the Plan, or to adopt other plans providing for the issuance of other interests.

12.5 Free From Creditor Claims. The interests of any Employee under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

12.6 Governing Law. The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

12.7 Securities Laws Restrictions. The Administrator may require each person acquiring Plan Units pursuant to awards hereunder to represent to and agree with the Company in writing that such person is acquiring the Plan Units without a view to distribution thereof. The Agreements for such Plan Units may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer, since the Company’s Units are uncertificated. Plan Units issued pursuant to the Plan shall be subject to such transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the SEC, and any applicable federal or state securities laws.

12.8 Uncertificated Units; Compliance with Applicable Laws. Notwithstanding any other provision of the Plan or any provision of any Agreement thereunder, the Company shall not be required to issue any certificate or certificates for Plan Units. In addition, notwithstanding any other provision of the Plan or any provision of any Agreement thereunder, the Administrator shall not be required to record any person as a holder of record of such Plan Units, without obtaining, to the complete satisfaction of the Administrator, the approval of all regulatory bodies deemed necessary by the Administrator, and without complying, to the Administrator’s complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Administrator.

JCM PARTNERS, LLC
a Delaware limited liability company

By:
Gayle M. Ing, Chief Executive Officer

Dated: December 13, 2005